Exhibit 99.1
CONSENT OF TECHNOMIC, INC.
March 4, 2011
Bravo Brio Restaurant Group, Inc.
777 Goodale Boulevard, Suite 100
Columbus, Ohio 43212
Ladies and Gentlemen:
We hereby consent to the use of our name, Technomic, Inc. and our industry numbers and predictions in the Registration Statement on Form S-1 (the “Registration Statement”) of Bravo Brio Restaurant Group, Inc. (the “Company”) and in all subsequent amendments, including post-effective amendments, and supplements to the Registration Statement and in any related prospectus and any related registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, relating to the Company’s public offering of its common shares. We further consent to the filing of this Consent as an exhibit to such Registration Statement.

TECHNOMIC, INC.
By:	/s/ Chris Urban
	Name:	Chris Urban
	Title:	Director